Exhibit 8(b)

                                       ____________, 1999

PAX WORLD HIGH YIELD FUND, INC.

                        Re: Transfer Agency Services Fees

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC INC. ("PFPC") under the terms of a Transfer Agency Services Agreement, between PAX WORLD HIGH YIELD FUND, INC. (the "Fund") and PFPC, dated __________, 1999 (the "Agreement"). Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to the Fund, you will pay PFPC certain fees and reimburse PFPC for certain out-of-pocket expenses incurred on behalf of the Fund, as follows:

1)   Account Fee:

     Annual, Semi-Annual Dividend:           $10.00 per account per annum
     Quarterly Dividend:                     $12.00 per account per annum
     Monthly Dividend:                       $15.00 per account per annum
     Daily Accrual Dividend:                 $18.00 per account per annum

     Inactive Account:       $  .30 per account per month

     Checkwriting:           $ 1.85 per account with checkwriting per annum
                             $  .10 per check transaction (non-return checks)

                             $12.50 each stop payment*
                             $15.00 each non-sufficient funds*
                             $ 2.50 each check copy*

     * May be paid by shareholder.

     Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.

2)   Monthly Minimum Fee:

     $2,500, exculsive of transaction charges, FundSERV and Networking charges, and out-of-pocket expenses.

3)   Transaction Charges:

     Master/Omnibus Account  $1.00 per purchase/redemption
     Wire order desk:        $4.00 per purchase/redemption
     New Account Opening:    $ .40 per account (electronic interface)

                             $5.00 per account (paper)

     12b-1 Calculation:      $ .25 per account per cycle


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4)   FundSERV/Networking:

          PNC System Access Charges(1):

          NSCC FundSERV
                   Transaction fees:     $  .25 per transaction per month

          NSCC Networking:         $500.00 one time setup charge per fund family

          Commission Settlement:   $500.00 one time setup charge per fund family

          Mutual Fund Profile ( Phase 1)
                   Base fee:       $125.00 one time setup fee per fund family
                   Ongoing fee:    $ 10.00 per month per fund/class

     Note: NSCC will deduct is monthly fee on the 15th of each month from PFPC's cash settlement that day. PFPC will include these charges on its next bill as out-of-pocket expenses.

     (1)  Plus: out-of-pocket expenses for settlement; wire charges; etc.

5)   Additional Out-of-Pocket Expenses

     a.   Toll-free lines (if required)
     b.   Forms, envelopes, checks, checkbooks
     c.   Postage (bulk, pre-sort, first-class current prevailing rates)
     d.   Federal Express, delivery, courier services, mailgrams
     e. Hardware/phone lines for data transmissions and remote terminal(s) (if required)
     f.   Data transmissions:        $20.00 per transmission, per end point
     g.   Microfiche/microfilm
     h.   Wire fee for receipt:      $10.00 per domestic wire
                                     $15.00 per international wire

          Wire fee for disbursement: $15.00 per domestic/international wire
     i    ACH Transaction charge:    $  .08 per item
     j.   Mailing fee: Approximately $.08 per item, standard inserts $.015 each
     k.   Cost of proxy solicitation, mailing and tabulation:
          Processing  $350.00 base fee
                      $   .30 per proxy issued
                      $100.00 plus travel expenses for judge of elections
                      Postal and Federal Express as incurred
     l. Certificate issuance fee: $2.00 per certificate, any additional reports/services to be negotiated
     m.   Record retention storage
     n.   "B"/"C" notice mailing and IRS levies: $3.00 per item
     o. Locating lost shareholders in anticipation of escheating: $7.50 per name
     p. Consolidated statements: $200.00 setup plus $.20 per page, per production
     q.   Sales tracking system interfaces: negotiated time and material
     r.   Fulfillment
     s.   Audio Response System - $500.00 per month base and $166.67 maintenance
     t.   Creation of user tapes: $100.00 per occurrence
     u.   Labels: $.06 each; $100.00 minimum
     v.   Reruns for bad price, dividend factors, etc.: time and material cost


                                      -12-
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     w.   Ad hoc reports: Standard $.01 per record processed plus $100.00 set up fee
     x.   Individual state tax filing
     y.   PC Fax: $5.00 per fax
     z. Retroactive record dates $100.00 plus $.025 per account aa. Development/programming cost: negotiated time and material bb. Conversion/deconversion expenses: to be determined cc. Disaster recovery (as incurred) dd. Travel expenses as required ee. Training expenses as required ($75.00 per hour) ff. Other services - Must be defined and then will be quoted such as:
                  401k Administration Interfaces
                  SEP/IRS and Simple IRA
                  Payroll Contribution Plans

6)   Shareholder Expenses (Which May be Assumed by the Fund):

     a.   IRA/Keough Processing: $10.00 per account per annum
                                 $ 5.50 new account set-up fee
                                 $ 2.50 per distribution
                                 $25.00 per transfer in or transfer out

     b.   Exchange Fee           $ 5.00

     c.   Account Transcripts:
          (within 3 most recent years)       $35.00 each
          (more than 3 years)                $50.00 each

     d.   Returned purchase checks $20.00 each

     e.   Lost Certificate bonding $35.00 service charge and replacement value charged by the Insurance Company at the prevailing rate.

     f.   Federal express charges if
          requested by shareholder:          $15.00

     g.   Wire fee for disbursement
          if requested by shareholder:       $15.00

7)   Internet Access Service Charges:

     a.   One-time Setup Fee                 $20,000 per fund family

     b.   Monthly Fee

          One-year contract                  $ 4,600 per month
          Two-year contract                  $ 2,800 per month
          Three-year contract                $ 2,200 per month

     c.   Transaction Charges    $ 5.00 per transaction (Waived during the first
                                 six months of service)

     d.   Out-of-Pocket Expenses

          Out-of-pocket expenses will be billed as they are incurred.

     e.   Activity Charges     $ 5.00 per hit (Tentative: to be discussed with
                                 the Fund before implementation no sooner than six months from the date hereof.)

8)   Miscellaneous

     In the event the Fund terminates the Internet Access Services before three months have elapsed from the set-up date, the Fund will pay to PFPC promptly any outstanding balance of the setup fee. The monthly fee for Internet Access Services of $2,200 per month represents a discounted rate, based on the parties' assumption that the Internet Access Services will be provided by PFPC to the Fund for three years. In the event that the Fund terminates sooner, the Fund shall promptly pay to PFPC the difference between the monthly fee that would have applied for the actual time/period for which the services were provided and $2,200 per month.

     Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

     If during the next three years, PFPC is removed from the Transfer Agency Services Agreement referenced above, the Fund shall pay any costs of time and material associated with the deconversion and PFPC will recoup 100% of the fees waived during the first year.

     The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                         Very truly yours,

                                         PFPC INC.

                                         By:
                                            ------------------------------
                                             Title:

ACCEPTED:

PAX WORLD HIGH YIELD FUND, INC.

By:
   ----------------------------
      Title:


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